Exhibit 10.2

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is entered into by and between Pendrell Corporation (“Pendrell” or “Company”) and Thomas J. Neary (“Employee”) (collectively “Parties”) on February 25, 2013 to set forth the terms and conditions of Employee’s separation from Pendrell. In exchange for the benefits described in this Agreement that Employee acknowledges are over and above that to which Employee would otherwise be entitled, Employee agrees to execute this Agreement which includes a full release of all known and unknown claims.

NOW THEREFORE, in exchange for the mutual consideration described herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. Employee’s last date of full time service in his current role with Pendrell shall be March 8, 2013. Effective March 9, 2013, Employee shall resign from any offices that he holds with Pendrell or its subsidiaries or affiliates and shall thereafter have no authority to act on behalf of, or to bind, Pendrell. From March 9, 2013 through August 31, 2013, Employee will consult with the Company on matters relating to his past duties for the Company, as and when reasonably requested by the Company, provided that Employee will not be required to devote more than 30 hours per month to fulfill this obligation. Employee’s employment shall terminate on August 31, 2013 (the “Termination Date”), but Employee will not accrue any paid time off benefits or be eligible for any other employee benefits after March 8, 2013 other than what is specifically provided for in this Agreement.

2 Acknowledgement of Full Payment of Compensation to Date. Employee acknowledges and agrees that, with the exception of the payments described herein, Pendrell has paid all compensation that it owes to date, including but not limited to base salary, commission, incentive compensation, and any other payments that may have been agreed-upon either orally or in writing. Pendrell also agrees to reimburse all outstanding expenses incurred by Employee prior to March 9, 2013, based on approvals from Employee’s manager and standard Pendrell policies.

3. Income Taxes and Authorized Deductions. All payments made as a result of this Agreement are considered wages and are subject to required income tax and other withholding and authorized deductions. The amounts are stated as gross amounts.

4. Severance Benefits. As consideration for the release and promises described in this Agreement, Pendrell agrees to provide the following benefits to Employee.

a. Severance Pay through Salary Continuation. Pendrell shall pay Employee an amount equal to his current semi-monthly salary ($10,416.67) on the regularly scheduled pay dates for the pay periods between March 9 and through May 31, 2013, and an amount equal to half his current semi-monthly salary ($5,208.34) on the regularly scheduled pay dates for the pay periods between June 1, 2013 and through the Termination Date, all payments will be made through Pendrell’s regularly scheduled payrolls.

b. Payment of Accrued Paid Time Off (PTO). Pendrell agrees to pay Employee for accrued but unused PTO benefits that may exist as of March 8, 2013 on the regularly scheduled payroll for the period ending March 15, 2013. As of the March 9, 2013, Employee shall cease to accrue or be eligible for additional PTO benefits.

c. Group Health Plan Coverage. The Company will provide medical, dental and vision coverage for Employee and covered eligible dependents through the Termination Date. Effective beginning September 1, 2013 Employee will be eligible to elect COBRA coverage at Employee’s own expense.

5. Stock Equity Provisions. With the exception of the performance-based awards described in the last sentence of this paragraph, Employee will cease to vest in any incentive stock options, restricted stock, restricted stock units or related equity incentive programs as of the Termination Date and, to the extent applicable, any vested and unexercised options shall be subject to the terms and procedures contained in any applicable stock option agreement(s) and stock option plan, copies of which will be available to Employee upon request. The performance-based restricted shares granted to Employee on July 21, 2011 and the performance-based restricted stock units granted to Employee on August 24, 2012 will be canceled on May 31, 2013, unless they vest prior to that date.

6. Unemployment Compensation. While Pendrell cannot control the decision reached by the State’s Employment Security Department on any application for unemployment compensation benefits, Pendrell shall not respond to any inquiries regarding the reason(s) for Employee’s termination of employment and will not contest benefits eligibility.

7. Compliance with Employee Intellectual Property Agreement. Employee agrees to comply with all post-employment obligations under Pendrell’s Employee Intellectual Property Agreement, copies of which will be available to Employee upon request.

8. Return of Company Property. Employee confirms that he will return to Pendrell, no later than the close of business on March 8, 2013, all computers, files, memoranda, records, credit cards, computer files, passwords and passkeys, card keys, or related physical or electronic access devices, and any and all other property received from Pendrell or any of its current or former employees or generated by Pendrell in the course of employment.

9. Complete Release of All Known and Unknown Claims. In consideration of the payments due Employee under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Employee, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Employee Parties”) RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee or any of the Employee Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s initial dealings with the Company Parties to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Employee under this Agreement.

This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided under this Agreement, it is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment. Notwithstanding the foregoing, Employee shall not be deemed to have released any claims for (i) obligations of the Company under this Agreement, (ii) vested benefits under any Company employee benefit plan, (iii) coverage under any directors and officers insurance policies maintained by the Company Parties, or (iv) Employee Indemnification Agreement, in each case, in respect of claims asserted against Employee in his capacity as an employee or officer of a Company Party. With respect to indemnifiable claims asserted against Employee in his capacity as a director, employee or officer of a Company Party, Company is solely responsible for the payment of deductibles or retention amounts payable under any applicable directors and officers insurance policies, or under any applicable indemnification agreements.

10. No Claims. Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Employee understands the significance of his release of unknown claims and their waiver of statutory protection against a release of unknown claims.

Employee agrees that Employee will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Agreement that is filed or instigated by Employee or on Employee’s behalf with any agency, court or other government entity.

Employee agrees and acknowledges that Employee is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Employee further acknowledges that Employee is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Employee agrees and acknowledges that at no time prior to or contemporaneous with Employee’s execution of this Agreement has Employee filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”) against the Company Parties; and, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, Employee is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Employee hereby grants the Company Employee’s perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Employee further covenants and agrees that Employee will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order Employee will not aid or assist any such person or entity in prosecuting such Claim.

11. Voluntary Agreement; Full Understanding; Advice of Counsel. Employee agrees and acknowledges that Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Agreement other than as provided in this Agreement.

Employee agrees and acknowledges that Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled.

Employee agrees and acknowledges that Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

12. Consideration Period/Revocation/Effective Date. Employee acknowledges having been given twenty-one (21) days in which to consider this Agreement and the option to sign it sooner if desired. Any negotiations surrounding the language or terms of this Agreement shall not re-start the consideration period. Employee also acknowledges that Employee may revoke this Agreement within seven (7) days of signing it, by delivering a signed written letter of revocation to the General Counsel at Pendrell. This Agreement will not be effective until Pendrell receives an original signed Agreement by Employee and the seven-day revocation period has expired.

13. Confidentiality of Severance Package. Employee and Company agree to keep the fact, terms, conditions, and contents of this Agreement confidential and will not publicize or disclose the fact, terms, conditions, or contents of this to any person, unless required by law, regulation, or court order. To those who inquire, Employee and Company shall respond only that Employee has resigned to pursue other opportunities and shall not mention severance benefits. By way of exception, Employee may disclose the terms of this document to Employee’s attorney, immediate family, and accountant, as necessary, as long as each is notified of the importance of confidentiality.

14. No Admission of Liability. The parties agree and acknowledge that this Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Employee.

15. Miscellaneous.

(a) This Agreement and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Employee and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 9 hereof.

(b) The Company Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Employee, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Employee, on the other hand.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

(d) This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of the Company and Employee hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Employee and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Employee’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company.

(f) No amendment to or waiver of this Agreement or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g) Employee agrees to cooperate with Company Parties in any litigation, tax-related matters, or other legal proceeding brought by or against a Company Party that relates to the period of Employee’s employment, including but not limited to, testifying on a Company Party’s behalf in any legal proceedings. Company agrees to reimburse Employee for any reasonable and necessary expenses incurred by Employee in the provision of such cooperation and, if such cooperation is required after the Termination Date, Company also agrees to compensate Employee as an independent contractor for time incurred in providing such cooperation, at an hourly rate equivalent to the hourly rate that is substantially equivalent to the hourly rate at which Employee is currently providing services to the Company as an employee.

(h) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF WASHINGTON OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF WASHINGTON.

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Intending to be legally bound hereby, Employee and the Company have executed this Agreement as of the date first written above.

/s/ Robert S. Jaffe

Name: Robert S Jaffe

Title: General Counsel

READ CAREFULLY BEFORE SIGNING

I have read this Agreement and have been given adequate opportunity, including 21 days from my initial receipt of this Agreement, to review this Agreement and to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish certain rights or demands I may have against the Company Parties or any of them.

/s/ Thomas J. Neary

Thomas J Neary

Signature Date: March 1, 2013